Exhibit 99.1

PRESS RELEASE

04/27/17
Carlisle Reports First Quarter 2017 Results

•	Record First Quarter Net Sales of $857.3 million, an increase of 8.0% versus prior year

•	First Quarter Earnings per Share from Continuing Operations of $0.94, including $0.10 of restructuring, facility rationalization and acquired inventory costs

SCOTTSDALE, ARIZONA, April 27, 2017 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales of $857.3 million for the first quarter ended March 31, 2017, an 8.0% increase from $794.0 million in the first quarter of 2016. Net sales from acquisitions contributed a total of 4.9% to net sales in the first quarter of 2017. Organic net sales (defined as net sales excluding both sales from acquisitions within the last twelve months and the impact of changes in foreign exchange rates versus the U.S. Dollar) grew 3.7%. Fluctuations from foreign exchange had a negative impact to net sales of 0.6%.

Income from continuing operations in the first quarter 2017 declined 10% to $61.5 million, compared with $68.5 million in the first quarter 2016, due to unfavorable operating performance in the Carlisle Interconnect Technologies (CIT) segment, approximately $3.8 million of after-tax charges primarily for the previously announced facility rationalization and plant restructuring projects at CIT and the Carlisle Brake & Friction (CBF) segment, and $2.5 million of after-tax acquired inventory costs. Partially offsetting the year-over-year earnings decline were higher net sales volume in the Construction Materials (CCM) segment and savings from the Carlisle Operating System (COS). The Company’s effective tax rate in the first quarter 2017 was 31.7%, versus an effective rate of 33.0% in the prior year driven by a tax benefit tied to the adoption of a new accounting standard. On a per share basis, income from continuing operations in the first quarter 2017 decreased 10% to $0.94 per diluted share, from $1.05 per diluted share in the prior year.

(in millions, except per share amounts)	Q1 2017	Q1 2016	Increase (Decrease)
Net Sales	$857.3	$794.0	8.0%
Earnings before interest and income taxes (EBIT)	$96.7	$110.6	(12.6)%
Income from continuing operations, net of tax	$61.5	$68.5	(10.2)%
Diluted earnings per share from continuing operations	$0.94	$1.05	(10.5)%

All financial and percentage comparisons in the Company’s first quarter 2017 reporting are made to the same quarter of the previous year, unless otherwise stated.

Comment

D. Christian “Chris” Koch, President and Chief Executive Officer, said, “We are pleased with the record sales performance in the first quarter led by outstanding results at CCM. Through solid execution, CCM was able to achieve sales growth in excess of the low single digit non-residential roofing market growth rates while driving continued margin expansion. The acquisition of San Jamar in the Carlisle FoodService Products (CFS) segment announced earlier this year performed as expected in the quarter with the integration progressing very well and the team delivering excellent operating performance. CIT experienced challenges in the commercial aerospace market during Q1. These challenges were specifically due to the acceleration of in-sourcing by a large commercial aerospace customer of in-flight entertainment and connectivity (IFEC) products. Accompanying the negative impact of the in-sourcing action was the timing of sales due to a technology shift from traditional seatback IFEC products to CIT’s new satellite connectivity (SatCom ARINC 791) products. We expect sales volumes related to this issue to gradually improve as we move through 2017 and as our very strong SatCom order pipeline is shipped to customers. CIT remains very well-positioned to capitalize on future growth in the commercial aerospace market with our new products and our recent acquisition of Star Aviation.

“We successfully deployed approximately $226 million of cash in the quarter to acquire San Jamar and Arbo, and returned $22.7 million in cash to shareholders through our quarterly dividend. We increased our credit facility in the quarter and now have $1.0 billion of availability. Coupled with our expected strong operating cash flow, we expect to have ample liquidity to make further investments in our businesses and continue to return capital to our shareholders through a consistent dividend and our share buyback program.

“Carlisle Construction Materials (CCM) achieved net sales of $446.1 million, a 10.5% increase over prior year, and EBIT margin of 18.1% in the first quarter of 2017. The net sales and EBIT margin performance represent first quarter records for CCM. Higher sales volume was led by low-teens growth experienced in the U.S. non-residential roofing markets. EBIT growth of 11.6% was driven by higher net sales volume and COS savings, partially offset by unfavorable price and raw material cost dynamics, and $0.5 million of pre-tax acquired inventory costs related to the Arbo acquisition.

“The outlook for the U.S. non-residential roofing market remains positive. For full year 2017, we are increasing CCM’s outlook to mid-to-high single digit net sales growth rates. CCM remains committed to maintaining price discipline in their markets.

“Carlisle Interconnect Technologies (CIT) net sales in the first quarter 2017 declined 1.3% versus prior year reflecting acquisition growth of 7.9%, and an organic net sales decline of 8.9%. Fluctuations from foreign exchange had a negative impact to net sales of 0.3%. The organic net sales decrease was due to the aforementioned in-sourcing initiatives by a large commercial aerospace customer and timing of the IFEC to SatCom product shift. CIT’s EBIT fell 39% primarily related to the aforementioned sales volume reductions and $4.3 million of pre-tax facility rationalization and plant restructuring costs related to efforts focused on improving operational efficiencies throughout the business. We expect to generate substantial savings beginning in 2018 from these operational efficiency improvement efforts.

“Our 2017 net sales outlook for CIT is for growth in the mid-single digit range reflecting our price discipline on legacy IFEC products and the corresponding impact of the customer in-sourcing initiative. We are optimistic that our growing backlog and increasing ramp-up of SatCom product sales will contribute to sales growth in the latter half of the year.

“Carlisle FoodService Products (CFS) achieved net sales of $83.3 million, a 38% increase over prior year reflecting acquisition growth of 32%, and an organic net sales increase of 5.9%. EBIT decreased 18% to $5.8 million, including $3.4 million of pre-tax acquired inventory costs related to the San Jamar acquisition. CFS recorded its seventh consecutive quarter of year-over-year organic sales growth. CFS organic sales represents a quarterly record for this segment, with growth driven by janitorial/sanitation products and healthcare equipment.

“The integration of the San Jamar acquisition is progressing very well. San Jamar expands our position in several hygienic, food management, and safety product categories. The rollout of the Carlisle Operating System has been positively embraced by San Jamar employees who have already identified and implemented various continuous improvement opportunities.

“CFS continues to remain focused on the execution of its strategies of operational excellence, sales growth, and the successful integration of San Jamar. We expect CFS to achieve low-to-mid single digit organic net sales growth for the full year 2017.

“Carlisle Fluid Technologies (CFT) net sales in the quarter declined 1.1% versus prior year reflecting acquisition growth of 2.2%, and an organic net sales decline of 0.5%. Fluctuations from foreign exchange had a negative impact to net sales of 2.8%. Sales volumes decreased in Asia Pacific primarily due to the timing of system sales. Offsetting these sales declines was strength experienced in EMEA driven by growth in the automotive refinishing market and a full quarter of sales from last year’s acquisition of MS Powder. First quarter 2017 EBIT decreased 29% primarily due to lower sales volume and as previously communicated, ongoing investments to position the business for future growth and margin improvement.

“The outlook across CFT’s largest global end markets remain positive, and our expectations for net sales growth are in the mid-single digit percent range.

“Carlisle Brake and Friction (CBF) net sales increased 1.7% in the quarter reflecting an organic net sales increase of 3.6% and a negative impact to net sales from fluctuations in foreign exchange rates of 1.9%. CBF experienced sales growth for the first time since the third quarter of 2014, with increases in key end markets, including mining, which has not seen growth since 2012. EBIT declined 68% as a result of unfavorable product mix, higher raw material costs, and expenses related to the previously announced closure of the Tulsa, OK manufacturing facility.

“Our outlook for 2017 is cautious optimism that we have reached the bottom of the cycle in our key markets. We now expect CBF net sales to be slightly positive for 2017.”

Koch concluded by stating, “For the full year, we continue to plan for total net sales growth to be in the high-single digit percent range. We expect capital expenditures will be approximately $125 to $150 million as investments identified for expansion at CCM, CIT, and CFT move forward, and the additional cost reduction improvements at CBF related to their footprint rationalization efforts are rolled out. We are committed to using our cash on hand and available liquidity to maximize shareholder value by acquiring companies that fit our long-term growth and margin profiles as well as returning capital to shareholders through dividends and share repurchases.”

Cash Flow

Cash flow provided from operations of $31.9 million for the three months ended March 31, 2017 was $77.1 million lower than cash provided of $109.0 million for the prior year period primarily due to lower net income and an increase in cash usage for working capital to support the organic sales growth.

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $1.5 million in the first quarter of 2017, a decrease of $88.8 million versus the prior year. The decrease in free cash flow was primarily attributable to lower net income, a greater usage of cash for working capital, and higher capital expenditures versus the prior year. For the full year, we expect free cash flow conversion to be approximately 100%.

Net cash used in investing activities of $256.2 million for the three months ended March 31, 2017 included $225.8 million used primarily for the acquisitions of San Jamar and Arbo, net of cash acquired.

As of March 31, 2017, we had $134.0 million cash on hand and $1.0 billion of availability under our revolving credit facility.

Conference Call and Webcast

The Company will discuss first quarter 2017 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified global company with a portfolio of businesses focused on the manufacture and distribution of highly engineered products for both original equipment and aftermarket channels. Carlisle’s markets include: commercial roofing, energy, agriculture, mining, construction, aerospace, defense, foodservice, healthcare, sanitary maintenance, transportation, industrial, protective coating and auto refinishing. Leveraging the Carlisle Operating System (COS) and an entrepreneurial spirit to drive continuous improvement, Carlisle’s worldwide team of employees generated $3.7 billion in net sales in 2016. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President of Investor Relations, Secretary & General Counsel
Carlisle Companies Incorporated
(480) 781-5000
http://www.carlisle.com

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended March 31,
(in millions except share and per share amounts)	2017	2016
Net sales	$857.3	$794.0

Cost of goods sold	609.6	548.6
Selling and administrative expenses	139.7	124.1
Research and development expenses	12.8	11.3
Other income, net	(1.5)	(0.6)
Earnings before interest and income taxes	96.7	110.6

Interest expense, net	6.6	8.4
Earnings before income taxes from continuing operations	90.1	102.2

Income tax expense	28.6	33.7
Income from continuing operations	61.5	68.5

Discontinued operations:
Income before income taxes	0.5	—
Income tax expense	0.2	—
Income from discontinued operations	0.3	—

Net income	$61.8	$68.5

Basic earnings per share attributable to common shares (1)
Income from continuing operations	$0.95	$1.06
Income from discontinued operations	—	—
Basic earnings per share	$0.95	$1.06

Diluted earnings per share attributable to common shares (1)
Income from continuing operations	$0.94	$1.05
Income from discontinued operations	—	—
Diluted earnings per share	$0.94	$1.05

Average shares outstanding (in thousands):
Basic	64,353	64,018
Diluted	64,848	64,876

Dividends declared and paid	$22.7	$19.5
Dividends declared and paid per share	$0.35	$0.30

(1)	Basic and diluted EPS calculated based on "two-class" method of computing earnings per share using the following income attributable to common shareholders:

Income from continuing operations	$61.0	$67.8
Net income	$61.3	$67.8

Carlisle Companies Incorporated
Unaudited Segment Information

	Three Months Ended March 31,		Increase (Decrease)
(in millions, except percentages)	2017	2016	Amount	Percent
Net Sales

Carlisle Construction Materials	$446.1	$403.7	$42.4	10.5%
Carlisle Interconnect Technologies	194.2	196.7	(2.5)	(1.3)
Carlisle FoodService Products	83.3	60.4	22.9	37.9
Carlisle Fluid Technologies	60.5	61.2	(0.7)	(1.1)
Carlisle Brake & Friction	73.2	72.0	1.2	1.7
Total	$857.3	$794.0	$63.3	8.0

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$80.7	$72.3	$8.4	11.6%
Carlisle Interconnect Technologies	22.3	36.6	(14.3)	(39.1)
Carlisle FoodService Products	5.8	7.1	(1.3)	(18.3)
Carlisle Fluid Technologies	4.9	6.9	(2.0)	(29.0)
Carlisle Brake & Friction	1.2	3.7	(2.5)	(67.6)
Corporate	(18.2)	(16.0)	(2.2)	(13.8)
Total	$96.7	$110.6	$(13.9)	(12.6)

EBIT Margins

Carlisle Construction Materials	18.1%	17.9%
Carlisle Interconnect Technologies	11.5	18.6
Carlisle FoodService Products	7.0	11.8
Carlisle Fluid Technologies	8.1	11.3
Carlisle Brake & Friction	1.6	5.1
Total	11.3	13.9

Carlisle Companies Incorporated
Condensed Consolidated Balance Sheets

(in millions except share and per share amounts)	March 31, 2017	December 31, 2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$134.0	$385.3
Receivables, net	560.0	511.6
Inventories	428.0	377.0
Prepaid expenses	25.2	24.3
Other current assets	44.0	57.0
Total current assets	1,191.2	1,355.2

Property, plant, and equipment, net	660.9	632.2

Other assets:
Goodwill, net	1,176.9	1,081.2
Other intangible assets, net	1,018.9	872.2
Other long-term assets	22.8	25.0
Total other assets	2,218.6	1,978.4

TOTAL ASSETS	$4,070.7	$3,965.8

Current liabilities:
Accounts payable	$291.3	$243.6
Accrued expenses	188.4	246.7
Deferred revenue	28.6	23.2
Total current liabilities	508.3	513.5

Long-term liabilities:
Long-term debt	596.5	596.4
Deferred revenue	174.5	172.0
Other long-term liabilities	273.2	217.0
Total long-term liabilities	1,044.2	985.4

Shareholders' equity:
Preferred stock	—	—
Common stock	78.7	78.7
Additional paid-in capital	338.5	335.3
Deferred compensation equity	11.9	10.3
Treasury shares, at cost	(386.9)	(382.6)
Accumulated other comprehensive loss	(110.5)	(122.2)
Retained earnings	2,586.5	2,547.4
Total shareholders' equity	2,518.2	2,466.9

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,070.7	$3,965.8

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in millions)	2017	2016
Operating activities
Net income	$61.8	$68.5
Reconciliation of net income to cash flows provided by operating activities:
Depreciation	19.6	18.4
Amortization	19.2	15.1
Stock-based compensation, net of tax benefit	3.2	2.8
Other operating activities, net	0.6	1.2
Changes in assets and liabilities, excluding effects of acquisitions:
Receivables	(34.1)	(1.3)
Inventories	(33.8)	(20.0)
Prepaid expenses and other assets	3.3	6.2
Accounts payable	31.2	27.1
Accrued expenses	(46.6)	(17.5)
Deferred revenues	7.8	5.5
Other long-term liabilities	(0.3)	3.0
Net cash provided by operating activities	31.9	109.0

Investing activities
Capital expenditures	(30.4)	(18.7)
Acquisitions, net of cash acquired	(225.8)	(8.1)
Net cash used in investing activities	(256.2)	(26.8)

Financing activities
Dividends paid	(22.7)	(19.5)
Proceeds from revolving credit facility	50.0	—
Repayment of revolving credit facility	(50.0)	—
Proceeds from exercise of stock options, net	(5.4)	4.5
Repurchases of common stock	—	(28.5)
Net cash used in financing activities	(28.1)	(43.5)

Effect of foreign currency exchange rate changes on cash and cash equivalents	1.1	1.1
Change in cash and cash equivalents	(251.3)	39.8
Cash and cash equivalents
Beginning of period	385.3	410.7
End of period	$134.0	$450.5